Exhibit 99.1

Landsea Homes Incorporated
Index

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Landsea Homes Corporation and Shareholder of Landsea Homes US Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Landsea Homes Incorporated and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of equity, and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 12, 2021

We have served as the Company’s auditor since 2019.

Landsea Homes Incorporated
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$105,778	$154,043
Cash held in escrow	11,618	8,836
Restricted cash	4,270	2,335
Real estate inventories (including related party interest of $18,721 and $24,405, respectively)	687,819	598,179
Due from affiliates	2,663	432
Investment in and advances to unconsolidated joint ventures (including related party interest of $1,320 and $2,466, respectively)	21,342	42,956
Notes receivable from lot sales	—	25
Goodwill	20,705	5,315
Other assets	41,569	27,096
Total assets	$895,764	$839,217

Liabilities
Accounts payable	$36,243	$16,490
Accrued expenses and other liabilities	62,869	48,046
Due to affiliates	2,357	1,347
Notes and other debts payable, net	264,809	189,964
Total liabilities	366,278	255,847

Commitments and contingencies

Equity
Stockholders’ equity:
Common stock, $0.0001 par value, 1,000 shares authorized and outstanding as of December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	496,174	524,516
Retained earnings	32,011	40,962
Total stockholders’ equity	528,185	565,478
Noncontrolling interests	1,301	17,892
Total equity	529,486	583,370
Total liabilities and equity	$895,764	$839,217

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenue
Home sales	$734,608	$568,872	$347,828
Lot sales	—	62,116	30,789
Total revenue	734,608	630,988	378,617

Cost of sales
Home sales (including related party interest of $14,110, $15,526, and $8,978, respectively)	636,324	478,054	278,976
Inventory impairments	3,413	—	—
Lot sales (including related party interest of $0, $120, and $186, respectively)	—	53,475	27,328
Total cost of sales	639,737	531,529	306,304

Gross margin
Home sales	94,871	90,818	68,852
Lot sales	—	8,641	3,461
Total gross margin	94,871	99,459	72,313

Sales and marketing expenses	48,100	26,522	16,266
General and administrative expenses	42,598	34,884	26,313
Total operating expenses	90,698	61,406	42,579

Income from operations	4,173	38,053	29,734

Other income (expense), net	80	(1,602)	(993)
Equity in net (loss) income of unconsolidated joint ventures (including related party interest of $1,146, $1,908, and $4,095, respectively)	(16,418)	(7,901)	13,018
Impairment of real estate held for sale	—	—	(440)
Pretax (loss) income	(12,165)	28,550	41,319

(Benefit) provision for income taxes	(3,081)	6,159	4,613

Net (loss) income	(9,084)	22,391	36,706
Net (loss) income attributable to noncontrolling interests	(133)	5,191	7,522
Net (loss) income attributable to Landsea Homes Incorporated	$(8,951)	$17,200	$29,184

Earnings (loss) per share:
Basic and diluted	$(8,951)	$17,200	$29,184

Weighted average shares outstanding:
Basic and diluted	1,000	1,000	1,000

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Consolidated Statements of Equity
(in thousands)

	Additional paid-in capital	Retained earnings (deficit)	Noncontrolling Interests	Total Equity

Balance at December 31, 2017	$483,065	$(3,313)	$3,165	$482,917
Net impact from adoption of ASC 606	—	(2,109)	(152)	(2,261)
Contributions from noncontrolling interests	—	—	2,036	2,036
Net income	—	29,184	7,522	36,706
Net transfers from parent	25,758	—	—	25,758
Balance at December 31, 2018	$508,823	$23,762	$12,571	$545,156
Contributions from noncontrolling interests	—	—	130	130
Net income	—	17,200	5,191	22,391
Net transfers from parent	15,693	—	—	15,693
Balance at December 31, 2019	$524,516	$40,962	$17,892	$583,370
Contributions from noncontrolling interests	—	—	198	198
Distributions to noncontrolling interests	—	—	(15,414)	(15,414)
Net loss	—	(8,951)	(133)	(9,084)
Net transfers to parent	(28,342)	—	(1,242)	(29,584)
Balance at December 31, 2020	$496,174	$32,011	$1,301	$529,486

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net (loss) income	$(9,084)	$22,391	$36,706
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,580	2,960	1,556
Impairment of real estate held for sale	—	—	440
Inventory impairments	3,413	—	—
Abandoned project costs	380	696	211
Distributions of earnings from unconsolidated joint ventures	—	3,561	13,582
Equity in net loss (earnings) of unconsolidated joint ventures	16,418	7,901	(13,018)
Deferred taxes	(5,024)	(1,345)	(6,880)
Changes in operating assets and liabilities:
Cash held in escrow	(2,782)	(7,132)	(1,704)
Real estate inventories and inventories not owned	(19,895)	94,382	(77,488)
Due from affiliates	(174)	1,445	(1,045)
Notes receivable from lot sales	—	17,450	17,000
Other assets	(756)	(3,605)	(3,999)
Accounts payable	15,744	(20,601)	17,733
Accrued expenses and other liabilities	10,779	(11,908)	794
Due to affiliates	1,010	(153)	1,499
Net cash provided by (used in) operating activities	13,609	106,042	(14,613)

Cash flows from investing activities:
Purchases of property and equipment	(1,794)	(5,585)	(3,408)
Distributions of capital from unconsolidated joint ventures	5,196	1,681	17,055
Contributions and advances to unconsolidated joint ventures	—	—	(90)
Repayments of advances from unconsolidated joint ventures	—	5,000	5,000
Payments for business acquisition, net of cash acquired	(128,528)	(23,562)	—
Proceeds from sale of real estate held for sale	—	—	2,325
Additions to real estate held for sale	—	—	(28)
Net cash (used in) provided by investing activities	(125,126)	(22,466)	20,854

Cash flows from financing activities:
Borrowings from notes and other debts payable	600,391	276,559	340,382
Repayments of notes and other debts payable	(505,942)	(296,203)	(274,477)
Borrowings from land bank financing	—	—	38,924
Repayments of land bank financing	—	(41,667)	(38,631)
Contributions from noncontrolling interests	198	130	2,036
Distributions to noncontrolling interests	(15,414)	—	—
Deferred offering costs paid	(7,466)	—	—
Debt issuance costs paid	(5,532)	(1,299)	(9,710)
Cash (distributed to) provided by parent, net	(1,048)	15,693	25,758
Net cash provided by (used in) financing activities	65,187	(46,787)	84,282

Net (decrease) increase in cash, cash equivalents, and restricted cash	(46,330)	36,789	90,523
Cash, cash equivalents, and restricted cash at beginning of year	156,378	119,589	29,066
Cash, cash equivalents, and restricted cash at end of year	$110,048	$156,378	$119,589

See accompanying notes to the consolidated financial statements.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

1.	Company

Landsea Homes Incorporated (“LHI” or the “Company”), together with its subsidiaries, is engaged in the acquisition, development and building of lots, homes, and condominiums in California, Arizona and Metro New York. The Company’s operations are organized into the following three reportable segments: Arizona, California, and Metro New York.

On August 31, 2020, LHI and its parent, Landsea Holdings Corporation (“Landsea Holdings”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with LF Capital Acquisition Corp. (“LF Capital”) and LFCA Merger Sub, Inc. (the “Merger Sub”), a direct, wholly-owned subsidiary of LF Capital, which provides for, among other things the merger of Merger Sub with and into LHI, with LHI continuing as the surviving corporation.

Subject to the terms of the Merger Agreement, Landsea Holdings will receive approximately $344 million of stock consideration, consisting of 32,557,303 newly issued shares of LF Capital Acquisition Corp.’s publicly-traded Class A common stock. The shares will be valued at $10.56 per share for purposes of determining the aggregate number of shares payable to LHC (the “Stock Consideration”). The number of shares of Class A common stock issued to Landsea Holdings as Stock Consideration is not subject to adjustment. Landsea Holdings has registration rights under the Merger Agreement in respect to the Stock Consideration. Costs incurred as part of the transaction are capitalized to deferred offering costs until the merger is finalized, at which time they will be classified as part of additional paid-in capital or expensed if the merger is terminated prior to becoming effective.

Subsequent to year-end, on January 7, 2021, the previously announced business combination was consummated pursuant to the Merger Agreement. The name of the surviving company, LF Capital Acquisition Corp., was changed at that time to Landsea Homes Corporation (“LHC”). The name of LHI was also changed at that time to Landsea Homes US Corporation, which became a wholly owned subsidiary of LHC.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company as well as all subsidiaries in which we have a controlling interest and any variable interest entities for which the Company is determined to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements include certain assets and liabilities recorded on the books of Landsea Holdings that are related to assets and liabilities directly attributable to the Company.

The Company was historically funded as part of Landsea Holdings’ treasury program. Cash and cash equivalents were primarily centrally managed through bank accounts legally owned by Landsea Holdings. Accordingly, cash and cash equivalents held by Landsea Holdings at the corporate level were not attributed to the Company for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the consolidated balance sheets. Transfers of cash, both to and from Landsea Holdings’ treasury program, are reflected as a component of additional paid-in capital in the consolidated balance sheets and as a financing activity on the accompanying consolidated statements of cash flows.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

As the functional departments that make up the Company were not held by a single legal entity, balances between the Company and Landsea Holdings that were not historically cash settled are included in additional paid-in capital. Additional paid-in capital represents Landsea Holdings’ interest in the recorded assets of the Company and represents the cumulative investment by Landsea Holdings in the Company through the dates presented.

Landsea Holdings holds a series of notes payable to affiliated entities of its parent. The cash Landsea Holdings received from this debt was partially utilized to fund operations of the Company. Related party interest incurred by Landsea Holdings (the “Related Party Interest”) was historically pushed down to the Company and reflected on the consolidated balance sheets of the Company, primarily in real estate inventories, and on the consolidated statements of operations in cost of sales. Similarly, Landsea Holdings holds a note payable with a third party, the interest of which was also historically pushed down to the Company. Refer to Note 5 - Capitalized Interest for further detail. As the Company did not guarantee the notes payable nor have any obligations to repay the notes payable, and as the notes payable will not be assigned to the Company, the notes payable do not represent the liability of the Company and accordingly have not been reflected in the consolidated balance sheets.

During the periods presented in the consolidated financial statements, the Company was included in the consolidated U.S. federal, and certain state and local income tax returns filed by Landsea Holdings, where applicable. Income tax expense and other income tax related information contained in these consolidated financial statements are presented on a separate return basis as if the Company had filed its own tax returns. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by Landsea Holdings, any income tax payables or receivables resulting from the related income tax provisions have been reflected in the consolidated balance sheets and the effect of the push down is reflected within additional paid-in capital.

The management of the Company believes that the assumptions underlying the consolidated financial statements, including the assumptions regarding the allocated expenses, reasonably reflect the utilization of services provided, or the benefit received by the Company during the periods presented. Nevertheless, the statements may not be indicative of the Company’s future performance, do not necessarily include all of the actual expenses that would have been incurred had the Company been an independent entity during the historical periods, and may not reflect the results of operations, financial position, and cash flows had the Company been a stand-alone company during the periods presented.

Business Combinations—Acquisitions are accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.” In connection with both the 2020 acquisition of Garrett Walker Homes (“Garrett Walker”) and 2019 acquisition of Pinnacle West Homes Holding Corp. (“Pinnacle West”), management determined that the Company obtained control of a business and inputs, processes and outputs in exchange for cash consideration. All material assets and liabilities, including contingent consideration, were measured and recognized at fair value as of the date of the acquisition to reflect the purchase price paid, which resulted in goodwill. Refer to Note 3 - Business Combinations for further information regarding the purchase price allocation and related acquisition accounting.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates.

Reclassifications—Certain amounts in the Company’s prior period financial statements and disclosures have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Cash and Cash Equivalents—The Company defines cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short-term liquid investments with a maturity date of less than three months from the date of purchase.

Cash Held in Escrow—Cash held in escrow consists of amounts related to the proceeds from home closings held for the Company’s benefit in escrow, which are typically held for less than a few days.

Restricted Cash—Restricted cash consists of cash, cash equivalents, and certificates of deposit held as collateral related to development obligations or held in escrow by the Company’s loan service providers on behalf of the lenders and disbursed in accordance with agreements between the transacting parties.

Real Estate Inventories and Cost of Sales—The Company capitalizes pre-acquisition costs, land deposits, land, development, and other allocated costs, including interest, property taxes, and indirect construction costs to real estate inventories. Pre-acquisition costs, including non-refundable land deposits, are expensed to other (expense) income, net, if the Company determines continuation of the prospective project is not probable.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Land, development, and other common costs are typically allocated to real estate inventories using a methodology that approximates the relative-sales-value method. If the relative-sales-value-method is impracticable, costs are allocated based on area methods (such as square footage or lot size) or other value methods as appropriate under the circumstances. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the estimated total construction costs of each home at completion and an allocation of all applicable land acquisition, land development, and related common costs (both incurred and estimated to be incurred) within each project. Changes in estimated development and common costs are allocated prospectively to remaining homes in the project.

In accordance with ASC 360, Property, Plant and Equipment, inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. The Company reviews each real estate asset on a periodic basis or whenever indicators of impairment exist. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs significantly in excess of budget, and actual or projected cash flow losses.

If there are indicators of impairment, the Company performs a detailed budget and cash flow review of the applicable real estate inventories to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the asset’s carrying value. If the undiscounted estimated future cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted estimated future cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value. Fair value is measured in accordance with ASC 820, Fair Value Measurements and Disclosures.

When estimating undiscounted estimated future cash flows of a project, the Company makes various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by the Company or other builders in other projects, and future sales price adjustments based on market and economic trends; (ii) expected sales absorption and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the project, assumptions could have a significant impact on the projected cash flow analysis. For example, if the Company’s objective is to preserve operating margins, its cash flow analysis will be different than if the objective is to increase the velocity of sales. These objectives may vary significantly from project to project and over time.

If real estate assets are considered impaired, the impairment adjustments are calculated by determining the amount the asset’s carrying value exceeds its fair value, as measured in accordance with ASC 820. The Company calculates the fair value of real estate projects by using either a land residual value analysis or a discounted cash flow analysis. Under the land residual value analysis, the Company estimates what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate operating margin and return. Under the discounted cash flow method, the fair value is determined by calculating the present value of future cash flows using a risk adjusted discount rate. Critical assumptions that are included as part of these analyses include estimating future housing revenues, sales absorption rates, land development, construction and

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

related carrying costs (including future capitalized interest), and all direct selling and marketing costs. This evaluation and the assumptions used by management to determine future estimated cash flows and fair value require a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer in duration. Actual revenues, costs and time to complete and sell a community could vary from these estimates, which could impact the calculation of fair value of the asset and the corresponding amount of impairment that is recorded in the Company’s results of operations.

Real Estate Inventories Not Owned—The Company had land banking arrangements, whereby it sold land parcels to a land banker and the land banker provided an option to repurchase finished lots on a predetermined schedule. Because of the Company’s options to repurchase these parcels and in accordance with ASC 360-20-40-38, these transactions were considered a financing transaction rather than a sale. All remaining lots were repurchased during 2019 and therefore, there is no balance on the December 31, 2020 or 2019 consolidated balance sheets.

Capitalization of Interest—The Company follows the practice of capitalizing interest to real estate inventories during the period of development and to investments in unconsolidated joint ventures, when applicable, in accordance with ASC 835, Interest. Interest capitalized as a component of real estate inventories is included in cost of sales as related homes or lots are sold. To the extent interest is capitalized to investment in unconsolidated joint ventures, it is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. To the extent the Company’s debt exceeds its qualified assets as defined in ASC 835, the Company expenses a portion of the interest incurred. Qualified assets represent projects that are actively selling or under development as well as investments in unconsolidated joint ventures accounted for under the equity method until such equity method investees begin their principal operations.

Investment in and Advances to Unconsolidated Joint Ventures—The Company uses the equity method to account for investments in joint ventures that qualify as variable interest entities (“VIEs”) where the Company is not the primary beneficiary and other entities that it does not control but has the ability to exercise significant influence over the operating and financial policies of the investee. The Company also uses the equity method when it functions as the managing member or general partner and its venture partner has substantive participating rights or where the Company can be replaced by its venture partner as managing member without cause.

As of December 31, 2020 and 2019, the Company concluded that some of its joint ventures were VIEs. The Company concluded that it was not the primary beneficiary of the variable interest entities and, accordingly, accounted for these entities under the equity method of accounting.

Under the equity method, the Company recognizes its proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. The Company’s proportionate share of intra-entity profits and losses, to the extent they exist, are eliminated until the related asset has been sold by the unconsolidated joint venture to third parties. The Company classifies cash distributions received from equity method investees using the cumulative earnings approach consistent with ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. Under the cumulative earnings approach, distributions received are considered returns on investment and shall be classified as cash inflows from operating activities unless the cumulative distributions received less distributions received in prior periods that were determined to be returns on investment exceed cumulative equity in earnings. When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and shall be classified as cash inflows from investing activities. The Company’s ownership interests in its unconsolidated joint ventures vary but are generally less than or equal to 51%. The accounting policies of the Company’s joint ventures are consistent with those of the Company.

The Company also reviews its investments in and advances to unconsolidated joint ventures for evidence of other-than-temporary declines in value. To the extent the Company deems any portion of its investment in and advances to unconsolidated joint ventures as not recoverable, the Company would impair its investment accordingly. For the years ended December 31, 2020, and 2019, no impairments related to investment in and advances to unconsolidated joint ventures were recorded.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Notes Receivable from Lot Sales—In the ordinary course of land sale activities, the full purchase price may not be received upon the close of escrow. When this situation arises, the Company will enter into a promissory note agreement with the buyer stating repayment terms. These agreements typically do not bear interest and have floating maturity dates that are based upon performance conditions set forth in each agreement. The Company assesses the collectability of these receivables on a periodic basis and the balance, net of allowance for losses, is disclosed as notes receivable from lot sales on the consolidated balance sheets. As of December 31, 2020, there is no remaining balance outstanding related to notes receivable from lot sales and therefore no need for an associated allowance. As of December 31, 2019, no allowance was recorded related to notes receivable from lot sales.

Goodwill—The excess of the purchase price of a business acquisition over the net fair value of assets acquired and liabilities assumed is capitalized as goodwill in accordance with ASC 350, Intangibles–Goodwill and Other. ASC 350 requires that goodwill and intangible assets that do not have finite lives not be amortized, but rather assessed for impairment at least annually or more frequently if certain impairment indicators are present. The Company performs an annual impairment test during the fourth quarter or whenever impairment indicators are present. There was no impairment of goodwill for the years ended December 31, 2020, and 2019.

For the year ended December 31, 2020 there was an addition of $15.4 million of goodwill related to the acquisition of Garrett Walker. For the year ended December 31, 2019, there was an addition of $5.3 million to goodwill as a result of the Pinnacle West acquisition. Refer to Note 3 - Business Combinations for further information on these acquisitions.

Variable Interest Entities—The Company accounts for variable interest entities in accordance with ASC 810, Consolidation. Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

Under ASC 810, a non-refundable deposit paid to an entity may be deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. The Company’s land purchase and lot option deposits generally represent its maximum exposure to the land seller if it elects not to purchase the optioned property. In some instances, the Company may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as real estate inventories, which the Company would have to write off should it not exercise the option. Therefore, whenever the Company enters into a land option or purchase contract with an entity and makes a non-refundable deposit, a VIE may have been created.

As of December 31, 2020 and 2019, the Company was not required to consolidate any VIEs. In accordance with ASC 810, the Company performs ongoing reassessments of whether it is the primary beneficiary of a VIE.

Property and Equipment—Property and equipment are recorded at cost and depreciated to general and administrative expense using the straight-line method over their estimated useful lives ranging from two to five years. Leasehold improvements are stated at cost and amortized to general and administrative expense using the straight-line method over the shorter of either their estimated useful lives or the term of the lease. For the years ended December 31, 2020, 2019, and 2018 the Company incurred depreciation expense of $1.4 million, $1.1 million, and $0.5 million, respectively.

Capitalized Selling and Marketing Costs—Capitalized selling and marketing costs were reclassified from real estate inventories to other assets in accordance with the Company’s adoption of ASU 2014-09, Revenue from

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Contracts with Customers (Topic 606) in 2018. Effective January 1, 2018, costs incurred for tangible assets directly used in the sales process such as the Company’s sales offices, and model landscaping and furnishings are capitalized to other assets in the accompanying consolidated balance sheets under ASC 340, Other Assets and Deferred Costs. These costs are amortized to selling and marketing expenses generally over the estimated life of the selling community. For the years ended December 31, 2020, 2019, and 2018 the Company incurred amortization expense of $1.6 million, $1.9 million, and $1.1 million, respectively. All other selling and marketing costs, such as commissions and advertising, are expensed as incurred.

Warranty Accrual—Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts are accrued based upon the Company’s historical rates of warranty claims. Historical experience of the Company’s peers is also considered due to the limited internal history of homebuilding sales. The adequacy of the warranty accrual is assessed on a quarterly basis and the amounts recorded are adjusted if necessary. The warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets and adjustments to its warranty accrual are recorded through cost of sales.

Revenue Recognition—Effective January 1, 2018, the Company adopted the requirements of ASC 606 under the modified retrospective method. The Company recognized the cumulative effect of initially applying the new standard as a $2.3 million decrease to the opening balance of total equity as of January 1, 2018. Under ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To do this, the Company performs the following five steps as outlined in ASC 606: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

Home Sales and Profit Recognition

Home sales revenue is recognized when the Company’s performance obligations within the underlying sales contracts are fulfilled. The Company considers its obligations fulfilled when closing conditions are complete, title has transferred to the homebuyer, and collection of the purchase price is reasonably assured. Sales incentives are recorded as a reduction of revenues when the respective home is closed. The profit recorded is based on the calculation of cost of sales, which is dependent on the Company’s estimate of total cost, as described in more detail above in the section “Real Estate Inventories and Cost of Sales”. When it is determined that the earnings process is not complete, the related revenue and profit are deferred for recognition in future periods.

Lot Sales and Profit Recognition

Revenues from lot sales are recorded and a profit is recognized when performance obligations are satisfied, which includes transferring a promised good or service to a customer. Lot sales are recognized when all conditions of escrow are met, including delivery of the real estate asset in the agreed-upon condition, passage of title, receipt of appropriate consideration, and collection of associated receivables, if any, is probable, and other applicable criteria are met. Based upon the terms of the agreement, when it is determined that the performance obligation is not satisfied, the sale and the related profit are deferred for recognition in future periods.

Under the terms of certain lot sale contracts, the Company is obligated to perform certain development activities after the close of escrow. Due to this continuing involvement, the Company recognizes lot sales under the percentage-of-completion method, whereby revenue is recognized in proportion to total costs incurred divided by total costs expected to be incurred. As of December 31, 2020 and 2019, the Company had no deferred revenue from lot sales. The Company recognizes these amounts as development progresses. During 2019, the Company recognized $15.9 million of deferred revenue from its lot sales in prior years.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Income Taxes—The Company records income taxes in accordance with ASC 740, Income Taxes, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and attributable to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or paid.

Each year the Company assesses its deferred tax asset to determine whether all or any portion of the asset is more likely than not (defined as a likelihood of more than 50%) unrealizable under ASC 740. The Company is required to establish a valuation allowance for any portion of the tax asset determined to be more likely than not unrealizable. The Company’s assessment considers, among other things, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, the duration of statutory carryforward periods, utilization experience with net operating losses and tax credit carryforwards and the planning alternatives, to the extent these items are applicable. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which the differences become deductible. The value of the Company’s deferred tax assets will depend on applicable income tax rates. Judgment is required in determining the future tax consequences of events that have been recognized in the Company’s consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on the Company’s consolidated financial statements.

Long-term Incentive Plan—During 2018, Landsea Holdings created a long-term incentive compensation program designed to align the interests of Landsea Holdings, the Company and its executives by enabling key employees to participate in the Company’s future growth through the issuance of phantom equity awards. Landsea Holdings’ phantom equity awards issued on or after January 1, 2018 are accounted for pursuant to ASC 710, Compensation, as the value is not based on the shares of comparable public entities or other equity instruments, but is based on the book value of equity of Landsea Holdings. Landsea Holdings measures the value of phantom equity awards on a quarterly basis using the intrinsic value method and pushes down the expense to the Company as the employees participating in the long-term incentive compensation program primarily benefit the Company. This expense is recorded in general and administrative expenses on the consolidated statements of operations and was $1.2 million, $1.6 million, and $0.3 million for the years ended December 31, 2020, 2019, and 2018 respectively. The Company has $2.2 million and $1.9 million accrued for payment under the long-term incentive plan in accrued expenses and other liabilities on the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Subsequent to year-end, in connection with the Merger Agreement, all of the remaining phantom equity awards vested and were paid out or converted to shares of LHC.

Recent Accounting Pronouncements—

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASC 842 requires organizations that lease assets (referred to as “lessees”) to present lease assets and lease liabilities on the balance sheet at their gross value based on the rights and obligations created by those leases. ASC 842 requires a lessee recognize assets and liabilities for leases with greater than 12-month terms. Lessor accounting remains substantially similar to current GAAP. Additional disclosures including qualitative and quantitative information regarding leasing activities are also required. ASC 842 is effective for annual reporting periods beginning after December 15, 2018 and mandates a modified retrospective transition method, early adoption was permitted. In July 2018, the FASB issued ASU 2018-11 which provides for an additional transition method that allows companies to apply the new lease standard at the adoption date, eliminating the requirement to apply the standard to the earliest period presented in the financial statements. The Company adopted ASC 842 beginning on January 1, 2019 and recorded a right-of-use asset and lease liability of $4.6 million on the consolidated balance sheet as of January 1, 2019. The Company’s lease agreements impacted by ASC 842 primarily relate to the Company’s office locations and office equipment where the Company is the lessee. The Company determined all applicable agreements would be considered operating leases. The Company elected the package of practical expedients permitted under the transition guidance which allows the Company to not reassess: (i) whether any existing or expired contracts are or contain leases; (ii) lease classification of any expired or existing leases; or (iii) initial direct costs for any existing leases. The Company also elected the practical expedient permitted under the transition guidance which allows the Company to not separate non-lease components from lease components, and made an accounting policy election to not record leases on the balance sheet with an initial term of 12 months or less.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2016-13, which changes the methodology for recognizing credit losses and is effective for annual reporting periods beginning after December 15, 2019. Early adoption was permitted. The Company adopted ASU 2016-13 on January 1, 2020, which did not have a material impact to the consolidated financial statements as a result of adoption.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 eliminates Step 2 from the goodwill impairment test. This change allows an entity to avoid performing a hypothetical purchase price allocation to measure goodwill impairment and therefore reduces the cost and complexity of evaluating goodwill for impairment. This amendment is effective for annual reporting periods beginning after December 15, 2019. Early adoption was permitted. The Company adopted the amendments in this update on January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurements. The amendments in ASU 2018-13 modify certain disclosure requirements of fair value measurements and are effective for annual reporting periods beginning after December 15, 2019. Early adoption was permitted for any removed or modified disclosures. The Company adopted the amendments in this update on January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This new guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption was permitted. The Company adopted the amendments in this update on January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2019-12 and does not expect a material impact to the consolidated financial statements as a result of adoption.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815). ASU 2020-01 clarifies the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of ASU 2020-01 and does not expect a material impact to the consolidated financial statements as a result of adoption.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform, particularly the cessation of the London Interbank Offered Rate (“LIBOR”), on financial reporting. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

3.	Business Combinations

On January 15, 2020, the Company acquired 100% of the membership interest of Garrett Walker for cash consideration of approximately $133.4 million. Garrett Walker is a residential homebuilder located in Phoenix, Arizona focused on building entry-level, single-family detached homes in the Northwest Valley and Phoenix metropolitan. The total assets of Garrett Walker included approximately 20 projects (unaudited) and 1,750 lots (unaudited) in various stages of development.

In accordance with ASC Topic 805, Business Combinations, the assets acquired and liabilities assumed from our acquisition of Garrett Walker were measured and recognized at fair value as of the date of the acquisition to reflect the purchase price paid.

Acquired inventories consist of land, land deposits, and work in process inventories. The Company determined the estimate of fair value for acquired land inventory using a forecasted cash flow approach for the development, marketing, and sale of each community acquired. Significant assumptions included in our estimate were future development costs, construction and overhead costs, mix of products, as well as average selling price, and absorption rates. The Company estimated the fair value of acquired work in process inventories based upon the stage of production of each unit and a profit margin that a market participant would require to complete the remaining production and requisite selling efforts. On the acquisition date, the stage of production for each lot ranged from recently started lots to fully completed homes. The intangible asset acquired relates to the Garrett Walker trade name, which is estimated to have a fair value of $1.6 million and is being amortized over 3 years. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill of $15.4 million was recorded on the consolidated balance sheets as a result of this transaction and is expected to be deductible for tax purposes over 15 years. The acquired goodwill is included in the Arizona reporting segment, refer to Note 13, Segment Information for additional information. The Company incurred transaction related costs of $0.7 million related to the Garrett Walker acquisition during the year ended December 31, 2020.

From the acquisition date, the Company’s results of operations include homebuilding revenues of $214.9 million, and income before tax inclusive of purchase price accounting and corporate G&A allocation, of $10.5 million, from the Garrett Walker acquisition in the accompanying consolidated statement of operations for the year ended December 31, 2020.

The following is a summary of the allocation of the purchase price based on the fair value of assets acquired and liabilities assumed (dollars in thousands).

Assets Acquired
Cash	$2,905
Real estate inventories	119,466
Goodwill	15,392
Trade name	1,600
Other assets	532
Total assets	$139,895

Liabilities Assumed
Accounts payable	$5,425
Accrued expenses	1,037
Total liabilities	6,462
Net assets acquired	$133,433

On June 20, 2019, the Company acquired 100% of the stock of Pinnacle West for cash consideration of $25.8 million. Pinnacle West is a residential homebuilder located in Phoenix, Arizona and was comprised of fifteen projects (unaudited) in various stages of development at the time of acquisition. Goodwill of $5.3 million was recorded on the consolidated balance sheets and is expected to be deductible for tax purposes over 15 years. The acquired goodwill is included in the Arizona reporting segment. The Company incurred transaction related costs of $1.1 million related to the Pinnacle West acquisition during the year ended December 31, 2019. The following is a summary of the allocation of the purchase price based on the fair value of assets acquired and liabilities assumed (dollars in thousands).

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Assets
Cash	$2,208
Real estate inventories	39,584
Goodwill	5,315
Other assets	60
Total assets	$47,167

Liabilities
Accounts payable	$2,626
Notes payable	16,228
Accrued expenses and other liabilities	2,543
Total liabilities	21,397
Net assets acquired	$25,770

Unaudited Pro Forma Financial Information

Unaudited pro forma revenue and net income for the years ended December 31, 2020, 2019, and 2018 give effect to the results of the acquisition of Garrett Walker and Pinnacle West. The effect of the Garrett Walker and Pinnacle West acquisitions are reflected as though the acquisition date was as of January 1, 2019 and January 1, 2018, respectively. Unaudited pro forma net (loss) income adjusts the operating results of Garrett Walker and Pinnacle West to reflect the additional costs that would have been recorded assuming the fair value adjustments had been applied as of the beginning of the year preceding the year of acquisition including the tax-effected amortization of the acquired trade name and transaction related costs. The Pinnacle West financial information is derived from internal financial information that is unaudited.

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenue	$737,060	$799,559	$428,089

Pretax (loss) income	$(12,051)	$35,336	$36,161
Benefit (provision) for income taxes	3,052	(7,625)	(4,035)
Net (loss) income	$(8,999)	$27,711	$32,126

4.	Real Estate Inventories

Real estate inventories are summarized as follows:

	December 31,
	2020	2019
	(dollars in thousands)
Deposits and pre-acquisition costs	$34,102	$24,794
Land held and land under development	221,055	178,183
Homes completed or under construction	395,926	369,364
Model homes	36,736	25,838
Total real estate inventory	$687,819	$598,179

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Deposits and pre-acquisition costs include land deposits and other due diligence costs related to potential land acquisitions. Land held and land under development includes costs incurred during site development such as development, indirect costs, and permits. Homes completed or under construction and model homes include all costs associated with home construction, including land, development, indirect costs, permits, materials and labor.

In accordance with ASC 360, inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. The Company reviews each real estate asset at the community-level, on a quarterly basis or whenever indicators of impairment exist. We generally determine the estimated fair value of each community by using a discounted cash flow approach based on the estimated future cash flows at discount rates that reflect the risk of the community being evaluated. The discounted cash flow approach can be impacted significantly by our estimates of future home sales revenue, home construction costs, and the applicable discount rate, all of which are Level 3 inputs.

For the year ended December 31, 2020 the Company recognized real estate inventory impairments of $3.4 million related to two communities in the California segment. In both instances, the Company determined that additional incentives were required to sell the remaining homes at estimated aggregate sales prices below the communities previous carrying values. The fair values for the communities impaired were calculated using discounted cash flow models using discount rates ranging from 7%-10%. For the year ended December 31, 2019 the Company did not recognize any real estate inventory impairments.

5.	Capitalized Interest

Interest is capitalized to real estate inventories and investment in unconsolidated joint ventures during development and other qualifying activities. Interest capitalized as a cost of real estate inventories is included in cost of sales as related inventories are delivered. Interest capitalized to investments in unconsolidated joint ventures is relieved to equity in net (loss) income of unconsolidated joint ventures as related joint venture homes close. For the periods reported, interest incurred, capitalized, and expensed was as follows:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Related party interest pushed down	$10,112	$11,115	$16,534
Other interest incurred	21,425	24,906	24,364
Total interest incurred	31,537	36,021	40,898

Related party interest capitalized	10,112	11,115	16,534
Other interest capitalized	21,410	24,906	24,253
Total interest capitalized	31,522	36,021	40,787
Interest expensed	$15	$—	111

Previously capitalized related party interest included in cost of sales	$14,110	$15,646	$9,164
Previously capitalized other interest included in cost of sales	23,816	24,747	7,135
Related party interest relieved to equity in net (loss) income of unconsolidated joint ventures	1,146	1,908	4,095
Other interest relieved to equity in net (loss) income from unconsolidated joint ventures	16	26	58
Other interest expensed	15	—	111
Total interest expense included in pretax (loss) income	$39,103	$42,327	$20,563

6.	Investment in and Advances to Unconsolidated Joint Ventures

As of December 31, 2020 and 2019, the Company had two unconsolidated joint ventures with ownership interests of 51% and 25% in LS-NJ Port Imperial JV LLC and LS-Boston Point LLC, respectively, and concluded that these joint ventures were VIEs. The Company concluded that it was not the primary beneficiary of the variable interest entities and, accordingly, accounted for these entities under the equity method of accounting. The Company’s maximum exposure to loss is limited to the investment in the unconsolidated joint venture amounts included on the consolidated balance sheets. The condensed combined balance sheets for the Company’s unconsolidated joint ventures accounted for under the equity method are as follows:

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

	December 31,
	2020	2019
	(dollars in thousands)
Cash and cash equivalents	$2,740	$6,159
Restricted cash	4,870	—
Real estate inventories	41,214	98,811
Investment in unconsolidated joint venture	—	225
Other assets	123	339
Total assets	$48,947	$105,534

Accounts payable	$188	$1,892
Accrued expenses and other liabilities	3,928	2,957
Due to affiliates	5,735	482
EB-5 notes payable	—	21,000
Total liabilities	9,851	26,331
Members’ capital	39,096	79,203
Total liabilities and members’ capital	$48,947	$105,534

The condensed combined statements of operations for the Company’s unconsolidated joint ventures accounted for under the equity method are as follows:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenues	$37,403	$54,633	$73,587
Cost of sales and expenses	(40,230)	(62,145)	(71,286)
Impairment of real estate inventories	(27,094)	(5,800)	—
Equity in net income from unconsolidated joint ventures	—	1,087	33,314
Net (loss) income of unconsolidated joint ventures	$(29,921)	$(12,225)	$35,615
Equity in net (loss) income from investment in unconsolidated joint ventures (1)	$(16,418)	$(7,901)	$13,018
(1)	The equity in net (loss) income of unconsolidated joint ventures consists of the allocation of the Company’s proportionate share of income or loss from the unconsolidated joint ventures of $15.2 million loss, $5.9 million loss, and $17.8 million income as well as $1.2 million, $2.0 million, and $4.8 million of expense related to capitalized interest and other costs for the years ended December 31, 2020, 2019, and 2018, respectively.

For the years ended December 31, 2020 and 2019, one of the Company’s unconsolidated joint ventures recorded impairment charges of $27.1 million and $5.8 million, respectively, related to slowing absorption and weaker pricing than expected. The impairment charges, based on the ownership percentage of 51%, are $13.8 million and $3.0 million are reflected in the equity in net (loss) income of unconsolidated joint ventures line in the consolidated statements of operations. For the year ended December 31, 2018, the unconsolidated joint ventures did not recognize any real estate inventory impairments.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

7.	Other Assets

Other assets consist of the following:

	December 31,
	2020	2019
	(dollars in thousands)
Deferred tax asset, net	$13,248	$8,224
Property, equipment and capitalized selling and marketing costs, net	6,386	7,746
Right-of-use asset	5,973	6,326
Deferred offering costs	7,617	—
Prepaid income taxes	1,003	—
Intangible asset, net	1,046	—
Prepaid expenses	3,029	2,919
Other	3,267	1,881
Total other assets	$41,569	$27,096

8.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	December 31,
	2020	2019
	(dollars in thousands)
Land development and home construction accrual	$25,910	$15,353
Warranty accrual	11,730	8,693
Accrued compensation and benefits	10,966	9,198
Lease liabilities	6,396	6,711
Sales tax payable	1,867	201
Income tax payable	1,355	5,741
Interest payable	1,134	425
Other deposits and liabilities	3,511	1,724
Total accrued expenses and other liabilities	$62,869	$48,046

Changes in the Company’s warranty accrual are detailed in the table below:

	December 31,
	2020	2019
	(dollars in thousands)
Beginning warranty accrual	$8,693	$3,616
Warranty provision	3,843	5,381
Warranty payments	(806)	(304)
Ending warranty accrual	$11,730	$8,693

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

9.	Notes and Other Debts Payable, net

Amounts outstanding under Notes and other debts payable, net consist of the following:

	December 31,
	2020	2019
	(dollars in thousands)
Construction loans	$67,757	$92,640
Line of credit facilities	140,142	8,680
EB-5 notes payable	59,216	95,010
Loans payable	5,144	—
Notes and other debts payable	272,259	196,330
Debt issuance costs	(7,450)	(6,366)
Notes and other debts payable, net	$264,809	$189,964

The Company has various construction loan agreements secured by various real estate developments (“Construction Loans”) with maturity dates extending from June 2022 through December 2023. The Construction Loans have variable interest rates based on Prime or LIBOR plus a fixed spread, subject to customary terms. As of December 31, 2020, the interest rates on the Construction Loans ranged from 4.00% to 5.50%. In 2018, the Company assumed two loans from a third-party land seller in connection with the acquisition of real estate inventories. Both loans have a variable interest rate of LIBOR plus 6.50% with a floor of 8.25%. As of December 31, 2020, the interest rate on both loans was 8.25%.

In 2018, the Company entered into a secured line of credit (“LOC”) with a bank. In 2020, the Company extended the loan resulting in a new maturity date of February 2024. As of December 31, 2020 the total commitment on the LOC was $195.0 million and it had an outstanding balance of $65.5 million. The LOC has a variable interest rate of Prime plus 1.25% with a floor of 5.50%. As of December 31, 2020, the interest rate was 5.50%.

In connection with the acquisition of Garrett Walker, the Company entered into an additional line of credit (“LOC2”) with a bank as part of the transaction. On the date of acquisition, the Company drew $70.0 million from the LOC2. As of December 31, 2020 the total commitment on the LOC2 was $100.0 million and it had an outstanding balance of $74.6 million. The LOC2 has an interest rate of Prime plus 1.00% with a floor of 5.25%. In 2020, the Company extended the loan resulting in a new maturity date of January 2024. As of December 31, 2020, the interest rate was 5.25%.

The Company has various EB-5 notes payable with maturity dates ranging from February 2021 through June 2023. As of December 31, 2020 the loans have fixed interest rates of 4.00% to 6.00%.

On April 15, 2020, Landsea Holdings entered into a Paycheck Protection Program (“PPP”) Note evidencing an unsecured loan in the amount of $4.3 million made to the Company under the PPP. The PPP was established under the CARES Act and is administered by the U.S. Small Business Association. The PPP Note matures on April 15, 2022 and bears interest at a rate of 1.00% per annum. The proceeds from the PPP Note may only be used for payroll costs (including benefits), interest on mortgage obligations, rent, utilities and interest on certain other debt obligations. The proceeds from the PPP Note were used in the operation of the Company and therefore the debt was included in the consolidated balance sheets of the Company. We fully utilized the proceeds from this loan to satisfy certain payroll and benefit obligations and have applied for relief of the full amount of the loan under the PPP.

The Company’s loans have certain financial covenants, such as requirements for the Company to maintain a minimum liquidity balance, minimum tangible net worth, gross profit margin, leverage and interest coverage ratios. The Company’s loans are secured by the assets of the Company and contain various representations, warranties, and covenants that are customary for these types of agreements. As of December 31, 2020, the Company was in compliance with all financial loan agreement covenants.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

The aggregate maturities of the principal balances of the notes and other debts payable during the five years subsequent to December 31, 2020 are as follows (dollars in thousands):

2021	$19,542
2022	91,247
2023	20,583
2024	140,188
2025	699
Thereafter	—
$272,259

10.	Commitments and Contingencies

Legal—The Company is subject to the usual obligations associated with entering into contracts for the development and sale of real estate inventories and other potential liabilities incidental to its business.

Certain of the Company’s subsidiaries are a party to various claims, legal actions and complaints arising in the ordinary course of business. In management’s opinion, the disposition of these matters will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows.

Performance Obligations—In the ordinary course of business, and as part of the entitlement and development process, the Company’s subsidiaries are required to provide performance bonds to assure completion of certain public facilities. The Company had $78.0 million and $61.0 million of performance bonds outstanding at December 31, 2020 and 2019, respectively.

Operating Leases—The Company has various operating leases, most of which relate to office facilities. Future minimum payments under the noncancelable operating leases in effect at December 31, 2020 were as follows (dollars in thousands):

2021	$1,601
2022	1,624
2023	1,397
2024	1,182
2025	855
Thereafter	762
Total lease payments	7,421
Less: Discount	(1,025)
Present value of lease liabilities	$6,396

Operating lease expense for the years ended December 31, 2020, 2019, and 2018 was $2.0 million, $1.8 million, and $1.3 million, respectively, and is included in general and administrative expense on the consolidated statements of operations.

The Company primarily enters into operating leases for the right to use office space and computer and office equipment, which have lease terms that generally range from 2 to 7 years and often include one or more options to renew. The weighted average remaining lease term as of December 31, 2020 and 2019 was 4.4 years and 5.2 years, respectively. Renewal terms are included in the lease term when it is reasonably certain the option will be exercised.

The Company established a right-of-use asset and a lease liability based on the present value of future minimum lease payments at the later of January 1, 2019, the commencement date of the lease or, if subsequently modified, the date of modification for active leases. As the rate implicit in each lease is not readily determinable, the Company’s incremental borrowing rate is used in determining the present value of future minimum payments as of the commencement date. The weighted average rate for the year ended December 31, 2020 and 2019 was 5.9% and 7.1%, respectively. Lease components and non-lease components are accounted for as a single lease component. As of December 31, 2020, the Company had $6.0 million and $6.4 million recognized as a right-of-use asset and lease liability, respectively, which are presented on the consolidated balance sheet within other assets and accrued expenses and other liabilities, respectively. As of December 31, 2019, the Company had $6.3 million and $6.7 million recognized as a right-of-use asset and lease liability, respectively.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

11.	Related Party Transactions

The Company has entered into agreements with its unconsolidated joint ventures to provide management services related to underlying projects for a management fee and reimbursement of agreed upon out of pocket operating expenses. As of December 31, 2020 and 2019, the Company had a net due from affiliates of $0.3 million and a due to affiliates balance of $0.9 million, respectively. For the years ended December 31, 2020, 2019, and 2018 the Company recognized management fees in the amount of $0.0 million, $0.2 million and $1.1 million, respectively, recorded within other income.

On June 30, 2020, the Company transferred its interest in a consolidated real estate joint venture that was previously included in the Metro New York segment to Landsea Holdings. The interest was removed from the consolidated financial statements of the Company on a prospective basis. The real estate joint venture had net assets at the date of transfer of $28.9 million and a noncontrolling interest of $1.2 million as follows (dollars in thousands):

Assets Transferred
Cash	$338
Real estate inventories	49,705
Other assets	174
Total assets	$50,217

Liabilities Transferred
Accounts payable	$1,416
Construction loan	17,825
Accrued expenses and other liabilities	2,102
Total liabilities	21,343
Net assets transferred	28,874
Noncontrolling interest transferred	$1,242

12.	Income Taxes

The Company reports income taxes on the consolidated income tax returns of Landsea Holdings since it has historically been a wholly owned subsidiary of Landsea Holdings. The income tax provision and related balances in these consolidated financial statements have been calculated as if the Company filed a separate tax return and was operating as a separate business from Landsea Holdings. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

The (benefit) provision for income taxes are as follows:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Current:
Federal	$833	$4,766	$8,372
State	1,104	2,505	3,779
Current tax provision	1,937	7,271	12,151

Deferred:
Federal	(3,602)	(705)	(5,442)
State	(1,416)	(407)	(2,096)
Deferred tax benefit	(5,018)	(1,112)	(7,538)

Total income tax (benefit) provision, net	$(3,081)	$6,159	$4,613

The provision for income taxes varies from the U.S. federal statutory rate. The following reconciliation shows the significant differences in the tax at statutory and effective rates:

	Year Ended December 31,
	2020	2019	2018
Federal income tax expense	21.0%	21.0%	21.0%
State income tax expense, net of federal tax effect	5.7	6.9	7.3
Permanent differences	(0.3)	0.1	—
Energy efficient home credit	5.6	(5.4)	—
Return to provision adjustment	(3.5)	(1.2)	(0.3)
Rate change	(3.2)	0.2	—
Change of valuation allowance	—	—	(16.8)
Effective tax rate	25.3%	21.6%	11.2%

The difference between the statutory tax rate and the effective tax rate for the year ended December 31, 2020 is primarily related to state income taxes net of federal income tax benefits, prior year true-ups, and the energy efficient home credit. The energy efficient home credit is an increase to our income tax benefit in 2020 compared to a decrease to our income tax expense in 2019. The difference between the statutory tax rate and the effective tax rate for the year ended December 31, 2019 is primarily related to state income taxes net of federal income tax benefits, partially offset by the energy efficient home credit. The difference between the statutory tax rate and the effective tax rate for the year ended December 31, 2018 is primarily related to the release of the valuation allowance and state income taxes, net of federal income tax benefits.

The Company recognizes the benefit of tax positions taken or expected to be taken in its tax returns in the consolidated financial statements when it is more likely than not that the position will be sustained upon examination by authorities. Recognized tax positions are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. At December 31, 2020 and 2019, the Company did not have any gross uncertain tax positions or unrecognized tax benefits.

The Company classifies interest expense and penalties related to the underpayment of income taxes in the consolidated financial statements as income tax expense. As of December 31, 2020 and 2019, the Company recorded no accrued interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction and in the states of Arizona, California, Massachusetts, New Jersey, New York and Pennsylvania.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the deferred tax assets, net of deferred tax liabilities, are as follows:

	December 31,
	2020	2019
	(dollars in thousands)
Deferred tax assets
Accrued expenses	$15,208	$12,306
Lease liability	1,748	1,869
Allowance, reserves, and other	225	526
Net operating loss and credit carryforward	25	21
Deferred tax asset	17,206	14,722

Deferred tax liabilities
Right-of-use asset	(1,635)	(1,762)
Basis difference in fixed assets and intangible assets	(1,457)	(274)
Basis difference in investments	(866)	(4,462)
Deferred tax liability	(3,958)	(6,498)

Net deferred tax asset	$13,248	$8,224

Based on the Company’s policy on deferred tax valuation allowances as discussed in Note 2 - Summary of Significant Accounting Policies and its analysis of positive and negative evidence, management believed that there was enough evidence for the Company to conclude that it was likely to realize all of its deferred tax asset as of December 31, 2020.

At December 31, 2020, the Company had no federal NOL carryforwards, and various state NOL carryforwards totaling $0.4 million. The state NOLs may be carried forward up to 20 years to offset future taxable income and begin to expire in 2035.

The statute of limitations is three years for federal income tax purposes, four years for state income tax purposes. The Company’s federal and state tax returns from 2013 and forward are open under statute due to losses claimed in those periods utilized in 2018 and 2017.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act, among other things, includes certain income tax provisions for individuals and corporations; however, these benefits do not impact the Company’s current tax provision.

13.	Segment Reporting

The Company is engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in multiple states across the country. The Company is managed by geographic location and each of the three geographic regions targets a wide range of buyer profiles including: first time, move-up, and luxury homebuyers. The Company provides homebuyers with the ability to personalize their homes through certain option and upgrade selections.

The management of the three geographic regions reports to the Company’s chief operating decision makers (“CODMs”), the Chief Executive Officer and Chief Operating Officer of the Company. The CODMs review the results of operations, including total revenue and pretax (loss) income to assess profitability and to allocate resources. Accordingly, the Company has presented operations as the following three reportable segments:

•	Arizona
•	California
•	Metro New York

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

The Company has also identified the Corporate operations as a non-operating segment, as it serves to support the homebuilding operations through functional departments such as executive, finance, treasury, human resources, accounting and legal. The majority of the corporate personnel and resources are primarily dedicated to activities relating to the operations and are allocated accordingly.

The following table summarizes total revenue and pretax (loss) income by segment:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Revenue
Arizona	$320,691	$40,024	$—
California	413,917	590,964	378,617
Metro New York (1)	—	—	—
Total	$734,608	$630,988	$378,617

Pretax (loss) income
Arizona	$9,325	$(3,927)	$(547)
California	10,131	53,019	38,840
Metro New York (1)	(19,764)	(13,225)	8,631
Corporate	(11,857)	(7,317)	(5,605)
Total	$(12,165)	$28,550	$41,319
(1)	The Metro New York reportable segment does not currently have any active selling communities. Included in pretax (loss) income is $16.4 million loss, $7.9 million loss, and $13.0 million income from unconsolidated joint ventures for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table summarizes total assets by segment:

	December 31,
	2020	2019
	(dollars in thousands)
Assets
Arizona	$268,141	$100,086
California	409,705	542,774
Metro New York	120,168	153,123
Corporate	97,750	43,234
Total	$895,764	$839,217

As of December 31, 2020 and 2019, goodwill of $20.7 million and $5.3 million, respectively, was allocated to the Arizona segment and no other segment had goodwill.

14.	Fair Value

ASC 820 defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

Level 1 — Quoted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date.

Level 3 — Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date.

The following table presents carrying values and estimated fair values of financial instruments:

		December 31, 2020		December 31, 2019
	Hierarchy	Carrying	Fair Value	Carrying	Fair Value
	(dollars in thousands)
Liabilities:
Construction loans (1)	Level 2	$67,757	$67,757	$92,640	$92,640
Revolving credit facility (1)	Level 2	$140,142	$140,142	$8,680	$8,680
EB-5 notes payable (2)	Level 2	$59,216	$59,216	$95,010	$95,010
Loans payable (2)	Level 2	$5,144	$5,144	$—	$—
(1)	Carrying amount approximates fair value due to the variable interest rate terms of these loans.
(2)	Carrying amount approximates fair value due to recent issuances of debt having similar characteristics, including interest rate.

The carrying values of accounts and other receivables, restricted cash, deposits and accounts payable and accrued liabilities approximate the fair value for these financial instruments based upon an evaluation of the underlying characteristics, market data and because of the short period of time between origination of the instruments and their expected realization. The fair value of cash and cash equivalents is classified in Level 1 of the fair value hierarchy.

Non-financial assets such as real estate inventories are measured at fair value on a nonrecurring basis using a discounted cash flow approach with Level 3 inputs within the fair value hierarchy. This measurement is performed when events and circumstances indicate the asset’s carrying value is not recoverable. During the year ended December 31, 2020, we determined that real estate inventories with a carrying value before impairment of $33.0 million within two communities in our California segment were not recoverable. Accordingly, we recognized impairment charges of an aggregate $3.4 million to reflect the estimated fair value of the communities of $29.6 million.

Landsea Homes Incorporated
Notes to Consolidated Financial Statements

15.	Supplemental Disclosures of Cash Flow Information

The following table presents certain supplemental cash flow information:

	Year Ended December 31,
	2020	2019	2018
	(dollars in thousands)
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$15	$—	$111
Income taxes paid	$7,309	$14,152	$3,945

Supplemental disclosures of non-cash investing and financing activities
Distribution of real estate joint venture to Landsea Holdings, net of cash provided	$27,294	$—	$—
Amortization of deferred financing costs	$3,753	$3,524	$1,878
Business acquisition holdback	$2,000	$—	$—
Right-of-use assets obtained in exchange for operating lease liabilities for new or modified operating leases	$1,053	$3,208	$—
Amortization of prepaid interest	$—	$2,994	$1,097
Note payable assumed through acquisition of real estate inventories	$—	$—	$40,000
Contribution of capitalizable costs to unconsolidated joint ventures	$—	$—	$9,295

Cash, cash equivalents, and restricted cash reconciliation
Cash and cash equivalents	$105,778	$154,043	$99,865
Restricted cash	4,270	2,335	19,724
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$110,048	$156,378	$119,589